WALDEN RESIDENTIAL PROPERTIES, INC.
                        One Lincoln Centre
                         5400 LBJ Freeway
                            Suite 400
                       Dallas, Texas  75240
                          (972) 788-0510

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD JUNE 5, 1997


To the Stockholders of
Walden Residential Properties, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Walden Residential Properties, Inc., a
Maryland corporation (the "Company"), will be held at the Dallas
Parkway Hilton, 4801 LBJ Freeway, Dallas, Texas on June 5, 1997, at 1:15 p.m. local time, for the following purposes:

     1. To elect two directors to serve for a term of three years each or until their respective successors are elected and qualified or until their earlier resignation or removal;

     2. To ratify Deloitte & Touche LLP as the Company's independent auditors; and

     3. To transact such other business as may properly come before the Annual Meeting.

It is desirable that as large a proportion as possible of the stockholders' interests be represented at the Annual Meeting. Whether or not you plan to be present at the Annual Meeting, you are requested to sign and return the enclosed proxy in the envelope provided so that your stock will be represented. The giving of such proxy will not affect your right to vote in person should you later decide to attend the Annual Meeting. Please date and sign the enclosed proxy and return it promptly in the enclosed envelope.

Copies of the Proxy Statement relating to the Annual Meeting and the Annual Report outlining the Company's operations for the year ended December 31, 1996 accompany this Notice of Annual Meeting of Stockholders.

Only holders of record of the Common Stock of the Company at the close of business on April 15, 1997 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof, notwithstanding any transfer of the Common Stock on the books of the Company after such record date.

                              By Order of the Board of Directors,

                              /s/  Edward H. Hatzenbuehler
                              -----------------------------------
                              EDWARD H. HATZENBUEHLER
                              Secretary
Dallas, Texas
April 24, 1997

<Page 1>
               WALDEN RESIDENTIAL PROPERTIES, INC.
                        One Lincoln Centre
                         5400 LBJ Freeway
                            Suite 400
                       Dallas, Texas  75240


                         PROXY STATEMENT
                  ANNUAL MEETING OF STOCKHOLDERS

                     To Be Held June 5, 1997


     This Proxy Statement and the accompanying proxy card, Notice of Annual Meeting of Stockholders and Annual Report for the year ended December 31, 1996 are first being mailed to holders (the "Stockholders") of the common stock, par value $.01 per share (the "Common Stock"), of Walden Residential Properties, Inc., a Maryland corporation (the "Company"), on or about April 24, 1997, in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the "Board of Directors") to be exercised at the Annual Meeting of Stockholders (the "Meeting") to be held at Dallas Parkway Hilton, 4801 LBJ Freeway, Dallas, Texas, on Thursday, June 5, 1997, at 1:15 p.m.

     At the Meeting, the Stockholders will be asked to consider and vote on the following proposals (the "Proposals"):

     (i) The election of two directors to hold office for terms expiring at the 2000 annual meeting of stockholders;

     (ii) The approval and ratification of the selection of Deloitte & Touche LLP ("Deloitte & Touche") by the Board of
     Directors as independent auditors for 1997, and

     (iii) Such other business as may properly come before the Meeting.

The Board of Directors does not know of any other matter that is to come before the Meeting. If any other matters are properly presented for consideration, however, the persons authorized by the enclosed proxy will have discretion to vote on such matters in accordance with their best judgment.

     Only Stockholders of record as of the close of business on April 15, 1997 (the "Record Date") are entitled to notice of and to vote at the Meeting or any adjournments thereof. As of the close of business on the Record Date, there were 17,401,486 shares of Common Stock, issued and outstanding and entitled to vote. The Common Stock constitutes the only class of capital stock of the Company entitled to vote at the Annual Meeting. Each Stockholder of record on the Record Date is entitled to one vote for each share of Common Stock held. A majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum at the Meeting; however, if a quorum is not present or represented at the Meeting, the Stockholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the Meeting from time

<Page 2>

to time, without notice, other than by announcement at the Meeting, until a quorum is present or represented. At any such adjourned Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original Meeting.

     Each share of Common Stock may be voted to elect up to two individuals (the number of directors to be elected) as directors of the Company. To be elected, each nominee for director must receive a plurality of the votes cast by the shares of Common Stock entitled to vote at a meeting at which a quorum is present. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. It is intended that, unless authorization to vote for one or more nominees for director is withheld, proxies will be voted FOR the election of all of the nominees named in this Proxy Statement. Approval of a majority of the shares of Common Stock represented and voting at the Meeting will be necessary for the ratification of the Board of Directors' selection of Deloitte & Touche as the Company's independent auditors for the 1997 fiscal year.

     Votes cast by proxy or in person will be counted by the person(s) appointed by the Company to act as inspector(s) for the Meeting. The election inspector(s) will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. For purposes of the Proposals to elect directors and ratify Deloitte & Touche, abstentions will not be counted as votes cast and will have no effect on the result of the vote on such Proposals.

     Broker non-votes occur where a broker holding stock in street name votes the shares on some matters but not others. Brokers are permitted to vote on routine, non-controversial proposals in instances where they have not received voting instructions from the beneficial owner of the stock but are not permitted to vote on non-routine matters. The missing votes on non-routine matters are deemed to be "broker non-votes." The election inspector(s) will treat broker non-votes as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. However, for the purpose of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters), except as provided above.

     Stockholders are urged to sign the accompanying form of proxy, solicited on behalf of the Board of Directors, and, immediately after reviewing the information contained in this Proxy Statement and in the Annual Report outlining the Company's operations for the fiscal year ended December 31, 1996, return it in the envelope provided for that purpose. Valid proxies will be voted at the Meeting and any adjournment or adjournments thereof in the manner specified therein. If no directions are given but proxies are executed in the manner set forth therein, such proxies will be voted FOR the election of the nominees for director set forth in this Proxy Statement and FOR the ratification of the selection of Deloitte & Touche as the Company's independent auditors for the 1997 fiscal year. Any Stockholder returning the accompanying proxy may revoke such proxy at any time

<Page 3>

prior to its exercise by giving written notice to the Secretary of the Company of such revocation, voting in person at the Meeting or executing and delivering to the Secretary of the Company a later-dated proxy.

     Each of the directors and executive officers of the Company has informed the Company that he or she will vote all of his or her shares of Common Stock in favor of all of the Proposals.

                     I.  ELECTION OF DIRECTORS

     The Bylaws of the Company provide that the number of directors of the Company shall be as set forth in the Company's Articles of Incorporation, as amended (the "Articles"), or as may be established by the Board of Directors but may not be fewer than the number required under the Maryland General Corporation Law nor more than 15 members. The Board of Directors currently consists of nine members. At the Meeting, two directors, Linda Walker Bynoe and Don R. Daseke, to hold office until the annual meeting of Stockholders held in the third year following the year of their election and until their successors are elected and qualify, are to be elected. Each of the nominees has consented to serve as a director if elected. If either of the nominees shall become unable or unwilling to stand for election as a director (an event not now anticipated by the Board of Directors), proxies will be voted for such substitute as shall be designated by the Board of Directors. The following table sets forth for each nominee for election as a director of the Company his or her age, principal occupation, position with the Company, if any, and certain other information. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

Name                     Age       Principal Occupation            Director Since
----                     ---       --------------------            --------------
Linda Walker Bynoe       44        Ms. Bynoe has been a Director   February 1994
                                   of the Company since
                                   February 1994.  Ms. Bynoe is
                                   the President and Chief
                                   Operating Officer of Telemat,
                                   Ltd., a private investment and
                                   project management company
                                   located in Chicago, Illinois.
                                   She was previously with Morgan
                                   Stanley from 1979 to 1989 where
                                   she served as Vice President --
                                   Capital Markets.  Ms. Bynoe, a
                                   Certified Public Accountant,
                                   was on the audit staff of
                                   Arthur Andersen & Co. from 1974
                                   to 1976.  She currently serves
                                   on the Boards of Directors of
                                   the American Odyssey Funds, Inc.
                                   and The Executives' Club of
                                   Chicago.  Ms. Bynoe is also a
                                   Trustee of The Museum of
                                   Contemporary Art in Chicago and
                                   a member of The Economic Club
                                   of Chicago and The Financial
                                   Research and Advisory Committee
                                   of The Commercial Club.  Ms.
                                   Bynoe's term as a director of
                                   the Company expires at the 1997
                                   annual meeting of stockholders.

<Page 4>

Name                     Age       Principal Occupation            Director Since
----                     ---       --------------------            --------------
Don R. Daseke            57        Mr. Daseke has been a Director  October 1993
                                   of the Company since its
                                   formation in September 1993
                                   and Chairman of the Board of
                                   Directors and Chief Executive
                                   Officer of the Company since
                                   October 1993.  Mr. Daseke
                                   served as President of the
                                   Company from its formation
                                   until June 8, 1995.  Mr.
                                   Daseke is primarily
                                   responsible for corporate
                                   policy, property acquisitions,
                                   executive personnel
                                   development and corporate
                                   financing.  He has been the
                                   Chairman of the Board of
                                   Directors, President and Chief
                                   Executive Officer of The
                                   Walden Group, Inc. ("Walden
                                   Group") and its predecessor
                                   since 1974.  Prior to the
                                   formation of Walden Group,
                                   Mr. Daseke was on the Arthur
                                   Andersen & Co. audit staff
                                   from 1962 to 1964 and in both
                                   marketing and financial
                                   management with IBM
                                   Corporation from 1964 to 1972.
                                   Mr. Daseke is a past director
                                   of the Exchange National Bank
                                   in Tulsa and was previously a
                                   member of the Young Presidents'
                                   Organization and a Vice
                                   President of the DePauw
                                   University Alumni Association.
                                   Mr. Daseke is a Certified
                                   Public Accountant and a
                                   member of the American,
                                   Connecticut and New York
                                   Institutes of Certified
                                   Public Accountants, a
                                   member of the National
                                   Association of Real Estate
                                   Investment Trusts, a
                                   Director of the National
                                   Multi-Housing Council and
                                   has served on the Board of
                                   Trustees of DePauw
                                   University since 1984.

Meetings and Committees of the Board of Directors
-------------------------------------------------

     During the fiscal year ended December 31, 1996, the Board of Directors held five regular meetings and two special meetings.
Each of the directors (other than Edward L. Hennessy, Jr.) attended at least 75% of all meetings held by the Board of Directors and all meetings of each committee of the Board of Directors on which such director served during the fiscal year ended December 31, 1996.

     The Board of Directors has an Audit Committee, an Executive
Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

     The Audit Committee is an advisory committee whose current members are J. Otis Winters, Linda Walker Bynoe and Arch K. Jacobson. The Audit Committee met four times during the fiscal year ended December 31, 1996. The function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the stockholders and others, the systems of internal control which management and the Board of Directors have established and the audit process.

<Page 5>

     The Executive Committee currently consists of Don R. Daseke, Francesco Galesi, Arch K. Jacobson and Louis G. Munin. The Executive Committee has the authority to acquire, dispose of and finance investments for the Company and execute contracts and agreements, including those relating to the borrowing of money by the Company, and generally exercises all other powers of the Board of Directors except for those which require action by all directors or the independent directors under the Articles or the Company's bylaws or under applicable law. The Executive Committee met twice during the fiscal year ended December 31, 1996.

     The Compensation Committee currently consists of Ms. Bynoe, Mr. Munin and Mr. Hennessy. The function of the Compensation Committee is to oversee and approve the Company's policy regarding overall compensation, management development, performance appraisal
and Chief Executive Officer succession   The Compensation Committee
has the specific responsibility for the compensation of the key executives and recommends to the Board of Directors compensation for the Chief Executive Officer and the executives that report directly to the Chief Executive Officer. The Compensation Committee also administers the Walden Residential Properties, Inc. 1994 Stock Option Plan, as amended (the "Stock Option Plan"). The Compensation Committee met twice during the fiscal year ended December 31, 1996.

     The Nominating and Corporate Governance Committee was established on February 6, 1997 in place of the Nominating Committee and currently consists of Messrs. Daseke, Galesi, Jacobson and Munin. The function of the Nominating and Corporate Governance Committee is to evaluate and make recommendations to the Board of Directors concerning: (a) the Board's specific role and responsibilities, (b) the nomination of persons for Board membership and (c) the performance and effectiveness of the Board. The Nominating and Corporate Governance Committee did not meet during the fiscal year ended December 31, 1996.

Compensation of Directors
-------------------------

     Directors who are not employees of the Company are paid a $14,000 annual retainer and receive an additional fee of $1,000 for attending each meeting of the Board of Directors and an additional fee of $750 for attending each committee meeting other than the Executive Committee. Members of the Executive Committee who are not employees of the Company receive an additional annual retainer of $2,500. Directors who are employees of the Company are not paid any director's fees. The Company may reimburse all directors for their travel expenses incurred in connection with attending meetings and their activities on behalf of the Company.

     The Stock Option Plan provides each director who is not an employee of the Company and who is serving as a director on such date with automatic annual grants of options to purchase 5,000 shares of Common Stock, within five days following each annual meeting of Stockholders. Each of Ms. Bynoe and Messrs. Hennessy, Jacobson and Munin was granted an option to acquire 5,000 shares of Common Stock upon his or her election to the Board of Directors effective February 9, 1994, and each of the current directors was granted options to acquire 5,000 shares of Common Stock in 1995 and 1996. Each such non-employee director option is exercisable on the first anniversary of the date such option was granted. The exercise price of each such non-employee director option is the greater of the fair market value of the shares of Common Stock on the date of

<Page 6>

the grant or the average of the closing prices of the Common Stock on the 20 business days preceding the date of grant.
Each non-employee director option will expire on the tenth anniversary of the date of the grant.

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

     The Compensation Committee consists of Ms. Bynoe and Messrs. Hennessy and Munin, none of whom is a former or current officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves as an officer, director or member of any entity, an executive officer or director of which is a member of the Compensation Committee.

                 EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers of the Company serve at the discretion of the Board of Directors and are chosen annually by the Board of Directors at its first meeting following the annual meeting of Stockholders. The following table sets forth the names and ages of the executive officers and directors of the Company and the positions held with the Company by each individual.

Name                                 Age     Title
----                                 ---     -----
Executive Officers
------------------
Don R. Daseke. . . . . . . . . . . . 57      Chairman of the Board of Directors and Chief
                                             Executive Officer
Marshall B. Edwards. . . . . . . . . 52      President, Chief Acquisitions Officer and Director
Mark S. Dillinger. . . . . . . . . . 45      Executive Vice President, Chief Financial Officer
                                             and Director
Steve T. Lamberti. . . . . . . . . . 41      Executive Vice President and Chief Operating Officer

Independent Directors
---------------------
Linda Walker Bynoe . . . . . . . . .44       Director
Francesco Galesi . . . . . . . . . .66       Director
Edward L. Hennessy, Jr. . . . . . . 69       Director (1)
Arch K. Jacobson . . . . . . . . . .69       Director
Louis G. Munin . . . . . . . . . . .63       Director
J. Otis Winters. . . . . . . . . . .64       Director

___________________________

(1)  Mr. Hennessy has chosen not to seek reelection to the Board of Directors.

Executive Officers
------------------

     For a description of the business experience of Mr. Daseke, see "Election of Directors" above.

     Marshall B. Edwards has been a Director and has served as the Chief Acquisitions Officer of the Company since October 1993 and was elected President of the Company on June 8, 1995. Prior thereto, Mr. Edwards served as President of Westglen Realty Advisors, Inc. from 1992 to 1993. From 1988 to 1992, Mr. Edwards was Executive Vice President of NHP Real Estate Corporation and President of NHP Acquisition Corporation, both affiliates of NHP, Inc., one of the largest owners

<Page 7>

and operators of multifamily rental housing in the United States. His principal responsibilities at NHP included the acquisition, financing, asset management and disposition of non-subsidized rental apartments. Mr. Edwards was previously with Walden from 1983 to 1988 as Vice President of Acquisitions and later as President of Walden's management subsidiary. Mr. Edwards' term as a director of the Company expires at the 1999 annual meeting of stockholders.

     Mark S. Dillinger has been a Director, Executive Vice President and Chief Financial Officer of the Company since October 1993. Mr. Dillinger is primarily responsible for financial operations, data processing and financial planning. Mr. Dillinger joined Walden Group in 1982 and has served as Executive Vice President and the Chief Financial Officer of Walden Group since 1987. Mr. Dillinger was with Alexander Hamilton Life Insurance Company from 1979 to 1982 where he served as Assistant Vice President, Financial Planning and Analysis. He was also with Deloitte, Haskins & Sells from 1974 to 1979 where he served as an Audit Manager. Mr. Dillinger is a member of the American Institute of Certified Public Accountants, the National Association of Real Estate Investment Trusts and the National Multi-Housing Council. Mr. Dillinger's term as a Director of the Company expires at the 1998 annual meeting of stockholders.

     Steve T. Lamberti has been Executive Vice President and Chief Operating Officer of the Company since October 1993. Mr. Lamberti is primarily responsible for supervising the on-site property management operations of the multifamily properties owned by the Company. Mr. Lamberti joined Walden Group in 1983 and from 1987 to February 1994 he was the Executive Vice President and Chief Operating Officer of Walden Group. Mr. Lamberti was previously a Property Manager with Murray Management Corporation in 1983 and a Vice President of Poling Properties located in Dallas, Texas from 1980 to 1982. Mr. Lamberti is a Certified Property Manager and a member of the Institute of Real Estate Management, the National Apartment Association, the National Multi-Housing Council, the National Association of Real Estate Investment Trusts and the Texas Apartment Association and is the representative of the Company to a number of other city and state apartment associations.

Independent Directors
---------------------

     Set forth below is a description of the business experience of each of the Independent Directors continuing in office after the Annual Meeting. For a description of the business experience of Ms. Bynoe, see "Election of Directors" above.

     Francesco Galesi has been the Chairman of the Board and sole equity holder of each entity constituting the Galesi Group since 1969. The Galesi Group consists of a group of privately owned entities that invest in real estate, telecommunications and manufacturing. These entities own and develop numerous townhome developments and apartment complexes located in Florida, Texas, Georgia and Colorado, office buildings in New York and Texas, and 10 million square feet of industrial parks. Mr. Galesi currently serves on the Board of Directors of LDDS WORLDCOM, the fourth largest long distance telephone company. In 1978, Mr. Galesi received the Award of Achievement from President Carter for his contribution to economic development in the United

<Page 8>

States. Mr. Galesi's term as a director of the Company expires at the 1998 annual meeting of stockholders.

     Arch K. Jacobson is currently President of Jacobson-Berger Capital Group, Inc. Previously, Mr. Jacobson was Chairman and Chief Executive Officer of Union Pacific Realty Corporation (a subsidiary of Union Pacific Corporation) from 1986 to 1993. He was with the Real Estate Department of The Prudential Insurance Company from 1955 to 1980 and was President and Chief Executive Officer of the Prudential Development Company (a subsidiary of the Prudential Insurance Company) from 1982 to 1986. Mr. Jacobson is a member of the Urban Land Institute, a director of Patriot American Hospitality, Inc. and Chairman of the Board of Trustees of the University of Mary Hardin Baylor. Mr. Jacobson's term as a director of the Company expires at the 1999 annual meeting of stockholders.

     Louis G. Munin retired in 1989 as Executive Vice President and Chief Financial Officer of Lafarge Corporation (North America's largest cement manufacturer). Previously, he was with General Portland Cement from 1966 until it was acquired by Lafarge in 1981 where he served as Senior Vice President and Chief Financial Officer. Mr. Munin currently serves on the Boards of Directors of Lafarge Canada, Inc., Chieftain International, Inc. and Catholic Charities of Dallas and as a member of the Finance Council of the Catholic Diocese of Dallas. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Financial Executives Institute. Mr. Munin's term as a director of the Company expires at the 1999 annual meeting of stockholders.

     J. Otis Winters has been the Chairman of the Board of Pate, Winters & Stone, Inc., a corporate consulting firm, since 1990. He previously served as Executive Vice President and Director of The Williams Companies and Executive Vice President and Director of the First National Bank and Trust Co. of Tulsa, Oklahoma. Mr. Winters currently serves on the Boards of Directors of AMX Corporation, Liberty Bancorp, Inc. and NGC Corporation. He is a registered professional engineer (Oklahoma). Mr. Winters' term as a director of the Company expires at the 1998 annual meeting of stockholders.

                      EXECUTIVE COMPENSATION

     The Company did not pay any cash compensation to its executive officers prior to the Company's initial public offering which was consummated on February 9, 1994. The following table sets forth certain information with respect to annual and long-term compensation for the periods ended December 31, 1996, 1995 and 1994, accrued with respect to each of the Company's executive officers (the "Executive Officers").

<Page 9>
                   Summary Compensation Table

                                                                               Long-Term
                                                                             Compensation
                                                                                Awards
                                                                                ------
                                    Annual Compensation                       Securities
Name and                         -------------------------     Other Annual   Underlying      All Other
Principal Position               Year     Salary     Bonus     Compensation     Options     Compensation
------------------               ----     ------     -----     ------------     -------     ------------
Don R. Daseke. . . . . . . . . . 1996   $290,000  $150,000          --          170,000    $  26,149 (1)
 Chairman of the Board and       1995   $239,885  $106,650      $13,000 (1)      90,000    $   9,368 (1)
 Chief Executive Officer         1994   $198,770  $ 40,000          --          200,000          --

Marshall B. Edwards. . . . . . . 1996   $240,000  $110,000          --          125,000    $   7,220 (3)
 President and Chief             1995   $186,808  $ 83,050      $   188 (1)      70,000    $   2,583 (3)
 Acquisitions Officer            1994   $141,340  $ 40,000          --           85,000          --

Mark S. Dillinger. . . . . . . . 1996   $165,000  $ 59,000          --           75,000    $   6,882 (3)
 Executive Vice President        1995   $134,923  $ 60,000      $   163 (1)      50,000    $   2,319 (3)
 and Chief Financial             1994   $116,148  $ 30,000          --           50,000          --
 Officer

Steve T. Lamberti. . . . . . . . 1996   $165,000  $ 25,000          --           75,000    $   7,293 (3)
 Executive Vice President        1995   $134,923  $ 90,000      $   163 (1)      15,000    $   2,094 (3)
 and Chief Operating             1994   $116,263  $ 15,000          --           85,000          --
 Officer

___________________

(1) Represents the amount equal to the difference between the fair market value of the Common Stock and the purchase price of the Common Stock acquired by each of the Executive Officers pursuant to loans made by one of the Company's affiliates in December 1995. See "Certain Relationships and Related
    Transactions -- WDN Management Loans."

(2) Amount includes 50% of the annual premium ($6,931 in 1995 and $19,095 in 1996) on a $5,000,000 life insurance policy insuring Mr. Daseke, with 50% of the death benefit being payable to Mr. Daseke's estate and the other 50% payable to the Company, and the Company's matching contribution ($2,437 in 1995 and $7,054 in 1996) under its 401(k) Plan.

(3) Represents the Company's matching contribution under its 401(k) Plan.

Option Grants
-------------

    The following table sets forth certain information with respect to the issuance of options granted to the Executive
Officers during the fiscal year ended December 31, 1996 under the Stock Option Plan.

               Option/SAR Grants in Last Fiscal Year

                           Individual Grants                                   Potential Realizable Value at
                        Number of      Percent of                               Assumed Annual Rates of
                        Securities       Total         Exercise                Stock Price Appreciation for
                        Underlying      Options         Price                        Option Term (2)
                         Options       Granted to        per     Expiration    -----------------------------
Name                    Granted (1)    Employees        Share       Date             5%            10%
----                    -----------    ----------      --------  ----------    -----------------------------
Don R. Daseke . . . . . . 135,000         30.2          $21.25      2/06         $1,804,000     $4,572,000
                           35,000         27.9           20.875     8/06         $  481,000     $1,198,000

Marshall B. Edwards . . . 100,000         22.3           21.25      2/06         $1,336,000     $3,387,000
                           25,000         19.9           20.875     8/06         $  343,000     $  856,000

Mark S. Dillinger . . . .  60,000         13.4           21.25      2/06         $  802,000     $2,032,000
                           15,000         12.0           20.875     8/06         $  206,000     $  514,000

Steve T. Lamberti . . . . .60,000         13.4           21.25      2/06         $  802,000     $2,032,000
                           15,000         12.0           20.875     8/06         $  206,000     $  514,000

__________________

<Page 10>

(1) The options were granted on February 7, 1996 and August 7,
    1996, and vest in equal increments on each of the first four anniversaries of their date of grant.

(2) "Potential Realizable Value" is disclosed in response to Securities and Exchange Commission rules, which require such disclosure for illustrative purposes only, and is based on the difference between the potential market value of shares issuable (based upon assumed appreciation rates) upon exercise of such Options and the exercise price of such Options. The values disclosed are not intended to be, and should not be interpreted by investors as, representations or projections of future value of the Company's stock or of the stock price.

Option Exercises and Year-End Option Values
-------------------------------------------

    The following table sets forth certain information concerning the value of the unexercised options as of December 31, 1996 held by the Executive Officers. No options were exercised by the Executive Officers during the fiscal year ended December 31, 1996.

          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FY-END OPTION/SAR VALUES

                        Number of Securities
                             Underlying               Value of Unexercised
                             Unexercised                   in-the-Money
                        Options/SARs at Fiscal        Options/SARs at Fiscal
                              Year-End                      Year-End (1)
                     ---------------------------    ---------------------------
Name                 Exercisable   Unexercisable    Exercisable   Unexercisable
----                 -----------   -------------    -----------   -------------
Don R. Daseke          122,500         337,500       $689,063      $1,571,563
Marshall B. Edwards     60,000         220,000       $337,500      $  996,875
Mark S. Dillinger       37,500         137,500       $210,938      $  629,063
Steve T. Lamberti       46,250         128,750       $260,156      $  579,844

________________________

(1) The fair market value on December 31, 1996 of the Common Stock underlying the options was $24.875 per share.

Employment Agreements
---------------------

    Each of Messrs. Daseke, Edwards, Dillinger and Lamberti has entered into an employment agreement (the "Employment Agreements") with the Company, expiring on February 5, 2002. Pursuant to the Employment Agreements, Mr. Daseke serves as Chairman of the Board of Directors and Chief Executive Officer of the Company; Mr. Edwards serves as President and Chief Acquisitions Officer of the Company; Mr. Dillinger serves as Executive Vice President and Chief Financial Officer of the Company; and Mr. Lamberti serves as Executive Vice President and Chief Operating Officer of the Company. The Employment Agreements provide for salary raises at the discretion of the Board of Directors.

    Under the terms of the respective Employment Agreements, if the covered executive's employment with the Company is terminated by the Company other than for "cause" (as defined in the Employment Agreement) or by "constructive discharge" (as defined in the Employment Agreement), the terminated executive will be entitled to receive an amount equal to the highest annualized rate of salary prior to the date of termination. The Employment Agreements also

<Page 11>

provide that the covered executive may terminate his employment for any reason upon 30 days' prior written notice. In the event of such a termination, the Company will be obligated to pay the executive the compensation due him up to the effective date of termination. The Employment Agreements also provide for the payment of severance compensation in an amount equal to 2.99 times the Executive Officer's compensation (which includes both salary and any cash bonus) in the event the Executive Officer is terminated without cause or by constructive discharge within three years following a "change in control" (as defined in the Employment Agreements). As a condition of his employment, Mr. Daseke has agreed not to engage in the ownership, management, acquisition or development of any multifamily property for the period of his employment with the Company or any affiliates and during the period in which he is receiving severance benefits thereunder.

               REPORT OF THE COMPENSATION COMMITTEE
                ON EXECUTIVE OFFICER COMPENSATION

    The following report of the Compensation Committee of the Company's Board of Directors (the "Committee") and the performance graph that appears immediately after such report shall not be deemed to be soliciting material or filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any document so filed.

Committee Responsibilities
--------------------------

    The Committee is responsible for establishing, overseeing and approving the Company's policy regarding overall compensation, management development and performance appraisal. The Committee, composed entirely of independent, non-employee directors, has specific responsibility for the compensation of the Executive Officers and recommends, on an annual basis, to the Board of Directors compensation for the Chief Executive Officer and the other Executive Officers who report directly to him. The Committee is also responsible for administering the Stock Option Plan.

    The Committee serves pursuant to a charter adopted by the Board of Directors which, among other things, directs the Committee to assure the Board of Directors that the officers and key management personnel are effectively compensated in terms of salaries, supplemental compensation and benefits. This responsibility includes a continuing evaluation to determine whether the Company's overall compensation is internally equitable, externally competitive and that such compensation provides stockholder value.

<Page 12>

General Compensation Policies
-----------------------------

    The Committee's philosophy for compensating executive officers is that an incentive based compensation system tied to the Company's financial performance and stockholder return will best align the interests of its executive officers with the objectives of the Company and its stockholders. In accordance with this philosophy, the Committee oversees the implementation of a compensation system designed to meet the Company's financial objectives by making a significant portion of an executive officer's compensation dependent upon both the Company's and such executive's performance. The Committee bases its compensation program on the following principles:

    * Compensation levels are evaluated using surveys and analyses of the real estate investment trust ("REIT") industry and of a selected group of similar companies.

    * The Company's executive compensation program consists of the following elements:

         (i) a base salary which results from an assessment of each executive's level of responsibility and experience, individual performance and contributions to the Company;

         (ii) annual incentives that are directly related to the performance of the executive's department and the financial performance of the Company as a whole;
              and

         (iii) grants of stock options designed to motivate individuals to enhance long-term profitability of the Company and the value of the Common
                   Stock.

    * Incentive compensation is designed to reinforce the achievement of both short and long-term Company objectives.

    * The Company's executive compensation program provides significant equity-based long-term incentives that encourage the long-term ownership of Common Stock in order to provide a mutuality of interests between the executive officers and the Company's stockholders.

    The process used by the Committee in evaluating executive compensation is also based upon the Committee's subjective judgment and takes into account both qualitative and quantitative factors in determining an executive officer's compensation level. At the end of each fiscal year, the Committee reviews annual salary and bonus proposals made under the direction of the Chief Executive Officer and then recommends, with any modifications it has deemed appropriate, such proposals to the full Board of Directors for its approval.

<Page 13>

Base Salary
-----------

    Each of the Executive Officers has entered into an employment agreement with the Company, which employment agreements are described under the caption "Employment Agreements" contained in this Proxy Statement. Pursuant to the terms of such employment agreements, the base salary levels of the Executive Officers are to be reviewed and determined annually by the Committee. Recommendations for compensation of the Executive Officers are provided by the Chief Executive Officer after annual evaluations of individual contributions to the business of the Company are held with each Executive Officer. No formal performance ratings are assigned as a result of this performance evaluation process. The Committee generally believes that, in order to attract and retain qualified executives, it is necessary to provide market competitive compensation. Accordingly, the base salary of each Executive Officer is determined from a market competitive and performance based evaluation of the responsibilities of the position held and the experience of that particular individual compared to other companies of similar size and complexity in the same industry. To assess market compensation levels, the Committee relies on REIT industry analyses and reports.

Annual Incentives
-----------------

    Executives are also eligible for annual incentive awards, designed to place a significant part of an executive's annual compensation at risk. The Executive Officers participate in a bonus incentive program under which the individual executives are eligible for annual cash bonuses. Bonuses are determined on the basis of a comparison of actual performance against pre-established goals and are, in part, based on the discretion of the Committee.
 For 1996 bonus awards, the Committee considered the following performance measures: (i) achieving a specific level of funds from operations (which industry analysts generally consider to be an appropriate measure of the performance of an equity REIT);
(ii) strengthening the Company's capital structure (through increased market capitalization and a reduction in floating rate debt); and (iii) producing a total return (stock price change plus dividends paid) to stockholders which exceeds that of certain of Walden's peers (which for purposes of the Committee's analysis consisted of AMLI Residential Properties Trust, Camden Property Trust, Columbus Realty Trust, Equity Residential Properties Trust, Mid-America Apartment Communities, Inc., Security Capital Pacific, Inc., South West Property Trust, United Dominion Realty Trust and Wellsford Residential Property Trust). The maximum amount available for payment of annual incentive awards to all the Executive Officers has been established at 50% of the executive group's aggregate base compensation. Individual bonus awards can vary from an Executive Officer receiving no bonus to up to 100% of an Executive Officer's base salary. The bonuses accrued with respect to Executive Officers during 1996 ranged from 15% to 52% of the individual executive's base salary.

<Page 14>

Long-term Incentives
--------------------

    In keeping with the Committee's philosophy to provide long-term incentives to executive officers and other key employees, stock options are granted at the then existing fair market value to executive officers and other key employees on a periodic basis.
The Committee establishes the number of options granted based upon REIT industry data and upon each individual's base salary.

CEO Performance Evaluation
--------------------------

    The Committee recommends to the Board of Directors for its approval the compensation for all executives, including the Chief Executive Officer. In determining Mr. Daseke's salary for 1996, the Committee compared Mr. Daseke's salary to that of the chief executive officers of Walden's peers set forth above and set Mr. Daseke's salary in the 75th percentile of such salaries. In determining Mr. Daseke's bonus for 1996, the Committee considered the Chief Executive Officer's leadership role in successfully completing over $200 million in equity offerings in 1996 and substantially improving the Company's balance sheet by reducing the debt-to-total market capitalization ratio to approximately 30% at the end of 1996 and his continuing efforts to strategically position the Company to achieve its long-term goals.

    Based on the Committee's recommendation, the Board of Directors approved a 21% increase in the Chief Executive Officer's base salary for 1996. In determining the Chief Executive Officer's annual incentive bonus, the Committee evaluated Mr. Daseke's performance based upon the same criteria it applied to the other Executive Officers as described above. Based upon such review, Mr. Daseke was awarded a bonus equal to 52% of his base salary. Additionally, as a long-term incentive the Committee granted Mr. Daseke options to acquire 170,000 shares of Common Stock in 1996 under the Stock Option Plan.

Tax Considerations
------------------

    The Committee has reviewed the recent federal tax legislation which made certain "non-performance based" compensation to certain executive officers in excess of $1,000,000 non-deductible to the Company. While none of the Executive Officers of the Company currently receives performance-based compensation at or near the $1,000,000 maximum, the Committee has carefully considered the impact of this tax legislation and has taken steps which are designed to minimize its future effect, if any.

                        Linda Walker Bynoe
                        Louis G. Munin

<Page 15>
                     STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Common Stock, with the cumulative total return of the S&P 500 Index and the Company's peer group (the "Walden Peer Group"), assuming the investment of $100 on February 2, 1994 (the date the Common Stock began trading) and the reinvestment of dividends. The companies in the Walden Peer Group are as follows: Ambassador Apartments, Inc., AMLI Residential Properties Trust, Apartment Investment and Management Company, Berkshire Realty Company, Inc., Camden Property Trust, Columbus Realty Trust, Equity Residential Properties Trust, Mid-America Apartment Communities, Inc., Security Capital Pacific, Inc. and United Dominion Realty Trust.

              COMPARISON OF CUMULATIVE TOTAL RETURN
                 AMONG THE COMPANY, S&P 500 INDEX
                      AND WALDEN PEER GROUP

                WALDEN RESIDENTIAL PROPERTIES, INC.
                    TOTAL RETURN PERFORMANCE

                          (LINE GRAPH)









Index                                   2/2/94   12/31/94   6/30/95   12/31/95   3/31/96   6/30/96   9/30/96   12/31/96
-----                                   ------   --------   -------   --------   -------   -------   -------   --------
Walden Residential Properties, Inc.     100.00      98.03    105.57     126.02    134.88    128.39    136.08     163.46
S&P 500                                 100.00      97.88    117.66     134.66    141.88    148.24    152.82     165.44
Walden Peer Group                       100.00     102.63    103.79     115.81    122.28    125.29    130.28     154.30

<Page 16>

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Officers
-----------------

     On July 19, 1994, the Company issued 183,000 shares of Common Stock (the "Officers' Shares"), at the price of $20.875 per share (the closing sales price of the Common Stock as reported on the New York Stock Exchange, Inc. ("NYSE") for that date), to the Executive Officers and six other officers of the Company. In approving this transaction, the Board of Directors determined that it was in the best interests of the Company and its stockholders that management have a greater ownership interest in the Company to more closely align management's interests with those of the stockholders of the Company. Each officer acquiring stock paid 10% of the purchase price in cash, with the remaining 90% of the purchase price being loaned by the Company to each such officer. Each such loan is evidenced by a note with a five-year term, bearing interest at a fixed rate of 7.25% per annum, and is secured by a pledge of the shares of Common Stock purchased by each officer pursuant to such loans. Mr. Daseke is personally liable for the indebtedness evidenced by his note, while the loans to each of the other officers are nonrecourse. Mr. Daseke purchased 88,000 shares and Messrs. Edwards, Dillinger and Lamberti each purchased 25,000 shares. Six other Company officers purchased the remaining 20,000 shares. At December 31, 1996, each of Messrs. Daseke, Edwards, Dillinger and Lamberti had outstanding borrowings from the Company of $1,653,300, $469,688, $469,688 and $469,688, respectively.

The Galesi Acquisition
----------------------

     In June 1995, the Company acquired the controlling interest in a partnership (the "Galesi Partnership") owning 11 multifamily properties (the "Galesi Properties") containing 3,688 apartment units for a purchase price consisting of approximately $54 million in cash and the assumption, through the acquisition of the controlling interest in the Galesi Partnership, of approximately $73 million of indebtedness existing on the Galesi Properties. In connection with the acquisition of the partnership interest, the Company paid $1,450,000 to entities controlled by Mr. Galesi. On the closing of the acquisition, the partners in the Galesi Partnership, including the Company, amended the partnership agreement pursuant to which the Galesi Partnership changed its name to Walden Operating Partnership, L.P. and entities controlled by Mr. Galesi converted their existing partnership interests into partnership interests (the "Interests") exchangeable, at any time, for 711,940 shares of Common Stock. Prior to the exchange of the Interests for shares of Common Stock, the Interest holders shall be entitled to receive quarterly distributions equal to the greater of
(i) an amount equal to the Company's quarterly distribution amount per share on the closing date, $.455, or (ii) the Company's then current quarterly distribution amount per share, in either case multiplied by the number of shares of Common Stock for which the outstanding Interests are then exchangeable. In connection with the acquisition of the Galesi Properties, the Company also agreed to use its best efforts to cause Mr. Galesi to be elected to serve as a director of the Company.

<Page 17>

WDN Management Loans
--------------------

     On December 28, 1995 and January 18, 1996, respectively, the Company issued an aggregate of 98,300 and 24,300 shares of Common Stock at a purchase price of $19.375 per share (the closing sales price of the Common Stock as reported on the NYSE for December 14, 1995, the date established by Boards of Directors of the Company and WDN Management Company, a former affiliate of the Company ("WDN Management"), for determining the issuance price), to the Executive Officers and three other officers of the Company and each of Linda Walker Bynoe, Arch K. Jacobson, Louis G. Munin and J. Otis Winters (the "Directors"). In approving this transaction, the Board of Directors determined that it was in the best interests of the Company and its stockholders that the Directors and officers have an increased ownership interest in the Company to more closely align their interests with those of the stockholders of the Company. Each officer of the Company, including the Executive Officers, paid 20% of the purchase price in cash with the remaining 80% of the purchase price being loaned by WDN Management to each such person. Each of the Directors paid 50% of the purchase price of the stock acquired by him or her in cash, with the remaining 50% of the purchase price being loaned by WDN Management to each such Director. Each such loan is evidenced by a note (the "Notes") with a five-year term, bearing interest at a fixed rate of 8.0% per annum, and is secured by a pledge of the shares of Common Stock purchased by each person pursuant to such loans. Each person is personally liable for the indebtedness evidenced by his or her note. Mr. Daseke purchased 104,000 shares, Mr. Edwards purchased 1,500 shares, Mr. Dillinger purchased 1,300 shares, Mr. Lamberti purchased 1,300 shares, Ms. Bynoe purchased 1,000 shares, Mr. Jacobson purchased 5,000 shares, Mr. Munin purchased 2,000 shares and Mr. Winters purchased 5,000 shares. Three other officers of the Company purchased the remaining 1,500 shares. At December 31, 1996, each of Ms. Bynoe and Messrs. Daseke, Edwards, Dillinger, Lamberti, Jacobson, Munin and Winters had outstanding borrowings from the Company of $9,688, $1,612,000, $23,250, $20,150, $20,150,
$48,438, $19,375 and $48,438, respectively.  In July 1996, WDN
Management endorsed the Notes over to the Company, and in December 1996, WDN Management was merged into the Company.

                  SECURITY OWNERSHIP OF CERTAIN
                 BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners
-----------------------------------------------

     The following table and the notes thereto set forth certain information with respect to the beneficial ownership of shares of Common Stock, as of March 31, 1997 (except as noted in the footnotes to such table), by each person or group within the meaning of Section 13(d)(3) of the Exchange Act who is known to the management of the Company to be the beneficial owner of more than five percent of the outstanding Common Stock of the Company:

<Page 18>

                                      Number of
                                        Shares
    Name and Address                 Beneficially     Percent
    of Beneficial Owner                 Owned         of Class
    -------------------              ------------     --------
    Don R. Daseke (1) . . . . . . .  1,250,868 (2)       7.1%
    Merrill Lynch & Co., Inc. . . .  1,210,380 (3)       7.0%
       World Financial Center
       North Tower, 250 Vesey Street
       New York, New York  10281

-----------------------

(1) The business address of such person is c/o Walden Residential
    Properties, Inc., One Lincoln Centre, 5400 LBJ Freeway, Suite
    400, Dallas, Texas  75240.

(2) Includes 609,966 shares of Common Stock owned of record by The Walden Group, Inc., of which Mr. Daseke is the holder of 90% of the common stock and the sole director, 228,750 shares of Common Stock which Mr. Daseke has the right to acquire through the exercise of options granted pursuant to the Stock Option Plan and 30,000 shares of restricted Common Stock granted under the Company's Long-Term Incentive Plan, which shares may not be transferred until February 12, 2001, at which time the transfer restrictions on 40% of such shares lapse and the restriction on 10% of the remaining shares lapses each year thereafter until February 12, 2007 (the "Officer Restricted Shares").

(3) This information is provided in reliance on Amendment No. 4 to
    Schedule 13G filed with the SEC on or about February 14, 1997, by Merrill Lynch & Co., Inc. ("ML&Co."), Merrill Lynch Group, Inc. ("ML Group"), Princeton Services, Inc. ("PSI"), Merrill Lynch Asset Management, L.P. ("MLAM") and Merrill Lynch Capital Fund, Inc. ("Fund") (collectively, the "Reporting Persons"). ML&Co., ML Group and PSI are parent holding companies, and MLAM is a registered investment adviser and the Fund is a registered investment company. While the Reporting Persons may be deemed to be the beneficial owners of these shares under the SEC's rules, each of the Reporting Persons disclaims beneficial ownership of the Common Stock described in the Schedule 13G. The Fund, of which MLAM acts as investment advisor, has an interest that relates to more than 5% of the Common Stock.

Security Ownership of Management
--------------------------------

    The following table and the notes thereto set forth certain information with respect to the beneficial ownership of shares of Common Stock of the Company, as of March 31, 1997, by each director, each nominee for director, each Executive Officer and by all Executive Officers and directors as a group:

Name and Address of             Number of Shares         Percent
Beneficial Owner (1) (2)       Beneficially Owned        of Class
------------------------       ------------------        --------
Don R. Daseke . . . . . . . . .   1,250,868 (3)            7.1%
Marshall B. Edwards . . . . . .     172,406 (4)            (5)
Mark S. Dillinger . . . . . . .     121,909 (6)            (5)
Steve T. Lamberti . . . . . . .     128,658 (7)            (5)
Linda Walker Bynoe. . . . . . .      18,152 (8)            (5)
Francesco Galesi. . . . . . . .     722,940 (9)            4.0%
Edward L. Hennessy, Jr. . . . .      18,300 (10)           (5)
Arch K. Jacobson. . . . . . . .      21,600 (8)            (5)
Louis G. Munin. . . . . . . . .      21,000 (8)            (5)

<Page 19>

J. Otis Winters . . . . . . . .      11,000 (11)           (5)
All Directors and Executive
  Officers (10 persons) . . . .   2,491,833               13.3%

_________________

(1) The business address of the persons named above is c/o Walden Residential Properties, Inc., One Lincoln Centre, 5400 LBJ
     Freeway, Suite 400, Dallas, Texas 75240.

(2) Except as otherwise indicated, (i) the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, and (ii) none of the shares shown in this table or referred to in the footnotes hereto are shares of which the persons named in this table have the right to acquire benefi-cial ownership as specified in Rule 13d-3(d)(1) promulgated under the Exchange Act.

(3) Includes 609,966 shares of Common Stock owned of record by The Walden Group, Inc., of which Mr. Daseke is the holder of 90% the common stock and the sole director, 228,750 shares which Mr. Daseke has the right to acquire through the exercise of options granted pursuant to the Stock Option Plan and 30,000 Officer Restricted Shares.

(4) Includes 123,750 shares of Common Stock which Mr. Edwards has the right to acquire through the exercise of options granted pursuant to the Stock Option Plan and 20,000 Officer
     Restricted Shares.

(5)  Less than 1%.

(6) Includes 77,500 shares which Mr. Dillinger has the right to acquire through the exercise of options granted pursuant to the Stock Option Plan and 10,000 Officer Restricted Shares.

(7) Includes 86,250 shares which Mr. Lamberti has the right to acquire through the exercise of options granted pursuant to the Stock Option Plan and 10,000 Officer Restricted Shares.

(8) Includes 15,000 shares of Common Stock which such person has the right to acquire through the exercise of options granted pursuant to the Stock Option Plan and 1,000 shares of restricted Common Stock granted under the Company's Long-Term Incentive Plan, which shares may not be transferred until February 12, 1998, at which time the transfer restriction on one-third of such shares lapses and the restriction on one-third of the remaining shares lapses each of the next two years thereafter (the "Director Restricted Shares").

(9) Consists of 711,940 shares of Common Stock which entities controlled by Mr. Galesi have the right to acquire pursuant to the Interests held in Walden Operating Partnership, L.P., a Georgia limited partnership and an affiliate of the Company ("Walden Operating Partnership"), 10,000 shares of Common Stock which Mr. Galesi has the right to acquire through the exercise of options granted pursuant to the Stock Option Plan and 1,000 Director Restricted Shares. The Galesi entities acquired such Interests in connection with the sale of controlling interest in the predecessor to the Walden Operating Partnership to the Company in June 1995. See "Certain Relationships and Related Transactions -- The Galesi Acquisition."

(10) Includes 5,000 shares of Common Stock which Mr. Hennessy has the right to acquire through the exercise of options granted pursuant to the Stock Option Plan.

(11) Includes 10,000 shares of Common Stock which Mr. Winters has the right to acquire through the exercise of options granted pursuant to the Stock Option Plan and 1,000 Director
     Restricted Shares.

<Page 20>
          II.  RATIFICATION OF INDEPENDENT AUDITORS

    The Board of Directors selected Deloitte & Touche as the Company's independent auditors for the year ending December 31, 1997. The Board of Directors, upon recommendation of its Audit Committee, has appointed Deloitte & Touche as the Company's independent auditors for the fiscal year ending December 31, 1997. Deloitte & Touche has been serving as the independent auditors of the Company (including its predecessors) since 1979.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION
OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1997.

        COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires that Company direc-tors, executive officers and persons who own more than 10% of the Common Stock file initial reports of ownership and reports of changes in ownership of Common Stock with the SEC. Officers, directors and stockholders who own more than 10% of the Common Stock are required by the SEC to furnish the Company with copies of all Section 16(a) reports they file.

    To the Company's knowledge, based solely on the review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, the Company's officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

                     INDEPENDENT ACCOUNTANTS

    Deloitte & Touche served as the Company's independent accountants for the fiscal year ended December 31, 1996. A representative of Deloitte & Touche will be present at the Meeting to answer any appropriate questions and to make a statement if that person desires to do so.

                      STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the 1998 annual meeting of stockholders of the Company must be received by the Secretary of the Company at the Company's principal executive office no later than December 24, 1997, in order to be included in the proxy statement and form of proxy for such meeting.

<Page 21>

                     EXPENSES OF SOLICITATION

    The expense of the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by the directors, officers and employees of the Company by other means, including telephone, telecopy or in person. No special compensation will be paid to directors, officers or employees for the solicitation of proxies. To solicit proxies, the Company also will request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse such organizations or individuals for their reasonable expenses in forwarding soliciting materials to their principals and in obtaining authorization for the execution of proxies. Corporate Investor Communications has been retained to assist in the solicitation of proxies for a fee not to exceed $2,000, plus reimbursement of out-of-pocket expenses. No officer or director of the Company has an interest in, or is related to any principal of, Corporate Investor Communications.

                          OTHER MATTERS

    The management of the Company is not aware of any other matters to be presented for action at the Meeting; however, if any such matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matters.

                             By Order of the Board of Directors,

                             /s/  Edward H. Hatzenbuehler
                             -----------------------------------
                             EDWARD H. HATZENBUEHLER
                             Secretary
April 24, 1997
Dallas, Texas

    STOCKHOLDERS ARE URGED, REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY OWNED, TO DATE, SIGN AND RETURN THE ENCLOSED PROXY. YOUR COOPERATION IN GIVING THESE MATTERS YOUR IMMEDIATE ATTENTION AND IN RETURNING YOUR PROXY PROMPTLY IS APPRECIATED.